Exhibit 10.2

EXECUTION COPY

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (the “Agreement”) is entered into as of the 18th day of October, 2005, by and between Ambergris, LLC, a West Virginia limited liability company (“Ambergris”) and Katin Radiation Therapy, P.A., a Maryland professional corporation duly qualified to do business in West Virginia (the “P.A.”).

WITNESSETH:

1. Ambergris owns and operates a free standing radiation therapy center located at 2000 Foundation Way, Suite 1100, Martinsburg, West Virginia (the “Facility”).

2. The P.A. is in the business of providing professional medical services within the specialty of radiation oncology through its duly licensed physician-employees (the “Physicians”).

3. Ambergris desires to engage the P.A. as an independent contractor upon the terms and conditions hereafter set forth to provide radiation oncology services to patients at the Facility, and the P.A. desires to accept such engagement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

ARTICLE 1. RETENTION OF THE P.A.

Commencing on the 1st day October, 2005 (the “Commencement Date”), upon the terms and conditions set forth herein, Ambergris hereby retains the P.A. as an independent contractor during the Term, for the purpose of having the P.A. render radiation oncology medical services (referred to hereafter as “Services”) to those members of the general public for whom such Services are to be provided at the Facility (referred to hereafter as “Patients”).

ARTICLE 2. DUTIES OF THE P.A.

2.1 Professional Services. The P.A. agrees to provide, or arrange to be provided, Services at the Facility through such number of Physicians and during such hours each day during each week during the term of this Agreement as may be necessary to meet Patient demands and needs, but in no event shall it provide less than four (4) hours of Services during each such weekday and otherwise at all times in compliance with Section 3.5 and Section 3.6. The P.A. will also arrange to have a Physician on call during the Term of the Agreement such that the Physician will be accessible by telephone In rendering Services, the P.A. will comply, and will cause each Physician employed by, or under contract to it to provide Services at the Facility to comply, with all policies, standards and regulations established by Ambergris, including any and all credentialing requirements, quality assurance, and utilization review procedures which are imposed or instituted by Ambergris. The P.A. will also comply, and will cause each Physician to comply, with such standards of care in the community, professional ethics, standards, regulations, administrative instructions, and practices as may be adopted from time to time by all relevant local, State and federal regulatory agencies, professional associations and societies, and accrediting agencies having jurisdiction over the Facility, Ambergris, the P.A., or the Physicians, and the requirements of all managed care organizations.

2.2 Additional Duties. The duties of the P.A. and the Physicians shall also include, without limitation, promoting the consistency of Services and standardization and uniformity of the administration of Services, providing efficiency in the operation of the Facility, evaluating diagnostic tests and treatment results and providing therapeutic care, supervising the hiring and training of medical staff and technical staff, establishing and maintaining the required treatment protocols, evaluating the appropriateness of radiation oncology treatments for Patients, assisting the Facility’s billing staff to obtain pre-approval from insurance carriers, and supervising the actual Services and any follow-up Services.

2.3 Group Practice. The P.A. hereby confirms that it is, and agrees that it will continue to be, a group practice as defined under 42 U.S.C. §1395nn and the regulations issued thereunder (the “Stark Act”); that its Group Provider Number is 649L and Federal Identification Number 52-2110080, the P.A. hereby further confirms that it has required, and agrees that it will require, each Physician to assign to it its right to bill the Medicare, Medicaid and other governmental programs and Payors as defined in Section 2.20 of this Agreement.

2.4 Medical Records. The P.A. shall cause the Physicians to timely document and maintain appropriate medical records relating to all Services rendered by the Physicians under this Agreement.

2.5 Reports. The P.A. will cause the Physicians to timely prepare and submit such additional reports as may be required by Ambergris from time-to-time.

2.6 Credentials. The P.A. will cause each Physician to maintain at the Facility a current and bona fide copy of Physician’s license to practice medicine in the State of West Virginia and medical staff privileges and such other evidence of Physician’s training and authorization to perform his duties under this Agreement as Ambergris shall request.

2.7 Public Image. The P.A. shall cause each Physician to promote and maintain for himself, for the P.A., and for Ambergris a public image and reputation of excellence in the health care community and the general public.

2.8 Timely Notice. The P.A. shall notify and shall cause each Physician to notify in a timely manner Ambergris of any event, including but not limited to, any change in Physician’s physical or mental health, error, omission, action, act or alleged act of material practice, failure to act, or other incident or occurrence that may adversely affect any Physician, any Patient, the Facility, and/or Ambergris.

2.9 Licensure. The P.A. warrants and covenants that during the Term of this Agreement each Physician who provides Services at the Facility (i) has, and will maintain in good standing and without restriction during the Term of this Agreement, an unrestricted license to practice medicine in West Virginia; (ii) is and will continue to be board certified (or board eligible with certification to be received within eighteen (18) months of the date on which Physician first becomes board eligible) in therapeutic radiology by the American Board of

Radiology with appropriate training in radiation oncology; and (iii) has and will maintain medical staff privileges at the facilities listed on Schedule A.

2.10 Medicare/Medicaid and other Programs. The P.A. shall maintain, and shall cause each Physician to maintain, its and Physician’s unrestricted eligibility to participate in the Medicare and Medicaid programs, as well as Physician’s eligibility to participate in such other Payor Contracts as described in Section 2.20.

2.11 Other Duties. The P.A. shall cause each Physician to faithfully perform such additional duties, pursuant to the terms of this Agreement and the intent of the parties, as are reasonably related to Physician’s duties hereunder, to the best of his ability and to the reasonable satisfaction of Ambergris.

2.12 Authority. Neither the P.A. nor the Physician shall have no authority to enter into any contracts binding upon Ambergris or to create any obligations or encumber any of the assets of Ambergris.

2.13 Compliance with Laws. In the performance of its responsibilities under the Agreement, the P.A. shall comply and shall cause each Physician to comply with the requirements of all applicable Federal, state and local laws, rules and regulations, and published official interpretations of the foregoing, including without limitation, those including the licensure and regulation of hospitals, outpatient diagnostic centers and physicians, and those prohibiting employment discrimination, discrimination against Patients, those prohibiting kick-backs and remuneration for referral of Patients, and shall comply with the requirements of the Medicare and Medicaid programs, and the standards of any accrediting agency having jurisdiction over Ambergris, the P.A. or the Physician.

2.14 Malpractice Insurance.

2.14.1 Professional Liability Insurance. The P.A. will, at its sole cost and expense, provide and maintain in good standing professional liability (“malpractice”) insurance during the Term of this Agreement covering each of the Physicians while such Physician is employed by, or under contract to, the P.A. in the minimum amount of One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate, or such greater amounts as may be required by law. The P.A. shall promptly furnish Ambergris with a certificate of such insurance upon the request of Ambergris.

2.14.2 Prior Acts Coverage. If the insurance coverage acquired under Subsection 2.14.1 above is claims made, and not occurrence coverage, then upon the termination of this Agreement for any reason whatsoever, the P.A. shall secure and maintain in effect for its benefit, the benefit of the Physicians, and Ambergris, prior acts coverage (tail insurance coverage) for a period of seven (7) years after the date of termination, in the amount of malpractice insurance coverage then in effect at the time of the termination of this Agreement for any acts of malpractice alleged to have been committed by the P.A. or any Physician during the term of this Agreement. The P.A. shall promptly provide, upon the request of Ambergris, a certificate of such insurance.

2.15 P.A. Responsibility. The P.A. shall be responsible for the payment of all compensation and benefits of every type and nature due the Physicians for providing the Services under this Agreement, including, for example (i) salaries and bonuses; (ii) all health, life, professional, medical, malpractice and disability insurance and workers’ compensation insurance; (iii) all professional dues; (iv) all professional and medical licensure fees and expenses; (v) all beeper, answering services, paging and mobile phone expenses; (vi) all continuing medical education costs; (vii) all travel and entertainment expenses; (viii) all FICA, Federal, withholding, Medicare and other taxes pertaining to the employment of the Physicians by the P.A.; (ix) all medical staff dues, journals, publications, board certification fees; (x) federal, state or local income taxes of West Virginia; (xi) liability judgments against the P.A. or any of the Physicians; and (xii) all other expenses incurred by the P.A. and the Physicians providing the Services.

2.16 Recruitment of Physicians. The P.A. shall, at its sole cost and expense, be responsible for recruitment and retention of those physicians necessary to provide the Services under this Agreement.

2.17 Conduct of Medical Practice. The P.A. and the Physicians alone will be solely and exclusively responsible for, and shall have exclusive control of, all aspects of the practice of medicine and the provision of Services to the Patients at the Facility. Ambergris shall not interfere with the exercise by the Physicians of their professional judgment, nor with Ambergris interfere with, control, direct, or supervise the Physicians or any other professional in connection with the care and treatment of the Patients.

2.18 Quality Management. Continuous Improvement Risk Management, Utilization Review and Cost Containment. The P.A. shall, and shall cause each Physician to, assist them and cooperate with quality management, continuous improvement, risk management, utilization review and cost containment policies, procedures and programs adopted periodically by Ambergris.

2.19 Medical Director. During the Term of this Agreement, a Physician selected by the P.A., with the approval of Ambergris, which approval shall not be unreasonably withheld, shall serve as the medical director of the Facility. Such services performed by such Physician as an employee of the P.A. and not as an employee of Ambergris. The medical director shall work with Ambergris in creating and implementing medical quality assurance programs and utilization review programs with respect to the provision of Services at the Facility and to assure that the Physicians comply with such medical quality assurance programs and utilization review programs at the Facility. The medical director will also advise the P.A. and Ambergris with an on-going assessment of staffing needs and adjustments as appropriate to meet the needs of the Patients and the obligations of the P.A. hereunder and to work with Ambergris to continuously improve Patient relations, and referring Physician and Facility relations.

2.20 Payor Contracts. If Ambergris elects to accept a Payor Contract, as hereafter defined, then the P.A. shall, and cause each Physician to, execute and deliver such agreement or otherwise become a participating provider under such Payor Contract. The P.A. shall assist Ambergris in securing such Payor Contracts as Ambergris shall request or otherwise designate. For purposes hereof, a “Payor Contract” is an agreement for the provision of health care services where the health maintenance organization, preferred provider organization, exclusive provider organization, employer, or other third party payor is obligated for the provision of, or payment, or reimbursement for, the provision of health care services including professional radiation therapy services, and the professional and technical components thereof.

2.21 Removal. The P.A. shall promptly, and thereafter continuously, prohibit any Physician from providing Services under this Agreement at the Facility when and if (i) requested to do so in writing by Ambergris, or (ii) such Physician is in violation of any of the P.A.’s warranties and representations in this Agreement as they apply to such Physician.

2.22 Referral Disclaimer. The amounts paid by Ambergris hereunder have been determined by the parties through good faith and arms’-length bargaining to be the fair market value for the Services. The fees have not been determined in any manner that takes into account the volume or value of any potential referrals between the parties. No amount paid hereunder is intended to be nor shall it be construed to be, an inducement or payment for referral of patients or other business generated between the parties. In addition, the amount charged hereunder does not include any discount, rebate, kickback or the reduction in charge, and the amount charged is not intended to be, nor shall it be construed to be, an inducement or payment for referral of Patients by Ambergris to the PA or any Physician, or by the P.A. or any Physician to Ambergris.

ARTICLE 3. DUTIES OF AMBERGRIS

3.1 Facility. Ambergris shall furnish and equip the Facility with appropriate equipment and furnishings as are normally found within a radiation therapy center within West Virginia, and as is otherwise required to be contained therein by any governmental or quasi-governmental agency, or any accrediting agency, having jurisdiction over the Facility or Ambergris.

3.2 Personnel Services. Ambergris shall schedule all appointments for Patients seeking Services at the Facility and shall promptly advise the P.A. of the dates and times of such Patients for whom it has scheduled an appointment. Ambergris shall also provide such personnel, including nurses, technical assistants, physicists, and such other personnel reasonably necessary to assist the P.A. when the P.A. is providing Services to Patients.

3.3 Supplies. Ambergris shall supply to the P.A. for all Patients treated by the P.A. at the Facility all supplies and other disposable items required or requested by the P.A. to provide Services to, or to perform procedures on, the Patients within the Facility.

3.4 Repairs to Equipment. Ambergris shall be solely responsible for making, and shall promptly make, all necessary repairs to the equipment provided by it under this Agreement, and if such equipment is not repairable, Ambergris shall promptly replace such equipment with equipment of equivalent function. Ambergris shall also, at its sole cost and expense, maintain the structural soundness of the exterior and interior of Facility, including the roof and exterior walls, and the electrical, air-conditioning and heating systems located therein. Notwithstanding the foregoing however, the P.A. shall be responsible for any damages caused by the P.A., or its Physicians to any of the equipment or the Facility itself and any such damage shall be repaired or replaced by the P.A. at its sole costs and expense.

3.5 Scheduling. Except for emergencies, the P.A. and Ambergris will use their best efforts to jointly establish by Friday of each week a schedule of working hours for the P.A. and the Physicians for the following week, and if the P.A. and Ambergris cannot reach an agreement, then Ambergris’s determination will be binding on the P.A.

ARTICLE 4. TERM

The term of this Agreement (“Term”) will commence on the Commencement Date, will continue for a period of five (5) years thereafter (“Initial Term”), and automatically will be renewed for successive twelve (12) month periods (each a “Renewal Term”), subject to termination as provided in Article 7 hereof.

ARTICLE 5. COMPENSATION

As full compensation for Services rendered to Patients at the Facility and for its performance of such other duties and responsibilities as are set forth in this Agreement, Ambergris will pay the P.A. an amount equal to (x) the actual costs incurred by the P.A. in connection with the Physicians employed or otherwise engaged by the P.A. to provide services at the Facility plus (y) an amount equal to ten percent (10%) of such costs (the sum of the foregoing being referred to herein as the “Services Fees”). Services Fees shall be payable to the P.A. not later than the tenth (10th) day of each month for services rendered in the prior month.

ARTICLE 6. BILLING AND COLLECTION

6.1 Billing and Collection. Ambergris, at its sole discretion, but after consultation with the P.A., will establish fees, policies and procedures for billing and collecting for Services provided by the P.A. and for the technical component of the radiation therapy services provided at the Facility. Ambergris will be solely responsible for billing and collecting, or arranging for billing and collection, from the Medicare and Medicaid programs, Patients and/or their third party payors and insurers all amounts owed for those Services provided by the P.A. pursuant to this Agreement, as well as for the technical component of the radiation therapy services provided at the Facility. The P.A. hereby irrevocably assigns to Ambergris any right the P.A. may have to bill and collect for any and all Services provided by Ambergris and Physicians to Patients at the Facility during the Term of the Agreement at the Facility. The P.A. will take all actions reasonably requested by Ambergris to implement the provisions of this Section 6.1. The P.A. agrees that Ambergris shall have the right to bill the Medicare and Medicaid Programs in the P.A.’s name, using the P.A.’s group Medicare and Medicaid provider numbers, and if appropriate, the P.A.’s Federal Identification Numbers. In furtherance hereof, the P.A. hereby appoints Ambergris as its agent and true and lawful attorney in fact for the following purposes: (i) to submit all claims and other documents necessary or appropriate for the timely and aggressive billing for the Services, (ii) to collect, receive payment of, receipt for, and give discharges and releases for all claims for such healthcare and ancillary services; (iii) to make demand with respect to, settle, compromise, and adjust such claims and to commence and prosecute either in its name or in the name of the P.A. and the Physicians, and for their mutual benefit any suit, action or proceeding to collect any such claims in accordance with sound risk management practices; and (iv) to take possession of and endorse in the name of the Group or any of the Physicians any note, check, money order, insurance payment or any other instrument received as payment for such Services.

6.2 Deposit of Revenue. Ambergris shall deposit all proceeds collected by it with respect to the provision of the services at the Facility in lockbox account (the “Practice Account”) in the name of the P.A., unless the name of the account may be maintained in the name of Ambergris, at a bank acceptable to Ambergris. Any monies so deposited in the Practice Account shall be immediately transferred by Ambergris into an account or accounts in the name of Ambergris or its designee. The P.A., on behalf of itself and each Physician, agrees that any amounts received by it or any Physician in respect of the Services provided at the Facility shall be held in trust for the benefit of Ambergris and deposited in the form received in the Practice Account immediately upon receipt by the P.A. or any Physician. The P.A., on behalf of itself and each Physician, shall insure that all third parties make payments directly to the Practice Account. A monthly accounting of this revenue will be made available to the P.A.

6.3 Exclusive Compensation. In the event the P.A. or any Physician receives any payment or other remuneration for any Services rendered by it or a Physician to a Patient at the Facility. The P.A. acknowledges that it is holding such payment in trust for the benefit of Ambergris and it will, and will cause the Physician to, promptly turn such amounts over to Ambergris, with any attached documentation. The P.A. expressly agrees that the compensation received by it from Ambergris under article 5 will satisfy and discharge in full all of the P.A.’s and the Physician’s claims upon Ambergris and/or any Patient and/or his/her third party payor or insurer for compensation in respect to Services provided by the P.A. and Physician at the Facility to Patients pursuant to this Agreement. The P.A. and Physicians will not bill or seek to collect payments from any Patient, his/her third party payor or insurer for any Services rendered any Patient. The provisions of this Section 6.3 will survive the expiration or termination of this Agreement, with or without cause.

6.4 Survival. The provisions of this Article 6 will survive the expiration or termination, with or without cause, of this Agreement.

ARTICLE 7. TERMINATION OF THIS AGREEMENT

7.1 Either party may terminate this Agreement, without cause, at its sole discretion, by notifying the non-terminating party in writing of its intention not less than ninety (90) days prior to the effective date of said termination as specified in such notice, which termination date must be the last day of a month.

7.2 This Agreement shall terminate immediately upon the liquidation or dissolution of the P.A.

7.3 Ambergris may terminate this Agreement immediately upon written notice to the P.A. for “Cause.” For purposes herein Cause shall mean (a) any Physician’s (i) conviction of a felony, (ii) loss of or restrictions, or limitations placed on, his license to practice medicine in the State of West Virginia, (iii) loss of his license(s) or certifications or registrations to dispense controlled substances, (iv) loss of his staff membership at the facilities described in Schedule A. (v) loss of his right to participate as a provider in the Medicare, Medicaid or any other governmental program, (vi) loss of his right to participate in any managed care program in which the P.A. or Ambergris or any of the other Physicians employed by, or under contract to, the P.A. or Ambergris participates, (vii) commitment of any act constituting willful misconduct, dishonesty, actionable negligence or fraud in violation of any policy governing Physician conduct as may be established by Ambergris from time to time, or (viii) failure, inability or refusal to perform professional Services, or any other Service, duty or responsibility as required under this Agreement; or (b) the P.A.’s (i) loss of its right to participate as a provider in the Medicare or Medicaid or any other governmental programs, (ii) revocation of its assignment to Ambergris of the P.A.’s right to bill the Medicare or Medicaid Program, or (iii) its failure to observe or perform any of its covenants, agreements, warranties or representations in this Agreement.

7.4 The P.A. may terminate this Agreement if Ambergris fails to cure any default by it of its representations, warranties, or agreements hereunder within twenty (20) days after written notice of such failure has been given to Ambergris by the P.A.

7.5 Upon the expiration or sooner termination of this Agreement, with or without cause, except as specifically provided for herein, neither party will owe any duty or have any obligation to the other party.

ARTICLE 8. BOOKS AND RECORDS

8.1 Medical Records. Upon the termination of the Agreement, with or without cause, the P.A. will be entitled to a copy of the medical records, case histories and charts of each Patient treated by the P.A. pursuant to this Agreement but only upon receipt of an authorization signed by the patient to whom such records and charts relate. The P.A. will at all times during and after the termination of this Agreement be provided access to such medical records, charts, histories and any other pertinent information pertaining to any Patient as is necessary for the P.A. to respond to (i) any complaint, law suit, or allegation concerning his alleged malpractice, over-utilization, or misappropriate utilization of Services rendered to any Patient, or, (ii) any inquiry, investigation or allegation of any governmental agency, insurers, managed care organization or other third party payor.

ARTICLE 9.

9.1 Compliance with Laws. In the performance of the P.A.’s and Physician’s responsibilities under this Agreement, and in general in the performance of Services on behalf of the Employer, the P.A. shall comply and shall cause the Physician to comply with the requirements of all applicable federal, state and local laws, rules and regulations, including without limitation those respecting the licensure and regulation of physicians, and those prohibiting employment discrimination and discrimination against Patients, and shall comply with the requirements of the Medicare and Medicaid programs, and the applicable requirements and standards of those managed care organizations with which the P.A., Ambergris or Physician has a managed care agreement.

9.2 Changes in Law.

9.2.1 Legal Event; Consequences. Notwithstanding any other provision of this Agreement, if any federal, state or local governmental or nongovernmental agency, or any court or administrative tribunal passes, issues or promulgates any law, rule, regulation, standard, interpretation, order, decision or judgment (collectively or individually, “Legal Event”) which, in the good faith judgment of either party (the Noticing Party”), renders this Agreement illegal or subjects the Noticing Party to a risk of prosecution or monetary penalty, or which, in good faith judgment of the Noticing Party, indicates a rule or regulation with which the Noticing Party desires further compliance, then the Noticing Party may give the other party notice of intent to amend or terminate this Agreement in accordance with the next subparagraph.

9.2.2 Notice of Requirements. The Noticing Party shall give notice to the other party together with an opinion of counsel setting forth the following information:

(a) The Legal Event(s) giving rise to the notice;

(b) The consequences of the Legal Event(s) as to the Noticing Party;

(c) The Noticing Party’s intention to either:

(i) terminate this Agreement due to unacceptable risk of prosecution or monetary penalty; or

(ii) amend this Agreement, together with a statement that the purpose thereof is one or more of the following:

a. to further comply with any statutory provisions or rules or regulations created or affected by the Legal Event(s); and/or

b. to satisfy any licensure or certification requirements created or affected by the Legal Event(s); and/or

c. to eliminate or minimize the risk of prosecution or monetary penalty;

(d) Noticing Party’s proposed amendment(s); and

(e) The Noticing Party’s request for commencement of the Renegotiation Period (as defined below).

9.2.3 Renegotiation Period; Termination. In the event of notice under either subparagraph A. or B. above, the parties shall, unless otherwise directed by court order, have thirty (30) days from the giving of such notice (“Renegotiation Period”) within which to attempt to amend this Agreement in accordance with the Noticing Party’s proposal (if an) or otherwise as the parties may agree. If this Agreement is not so amended within the Renegotiation Period, this Agreement shall terminate as of midnight on the 30th day after said notice was given. Except as otherwise required by applicable law, any amounts owing to either party hereunder shall be paid, on a pro rata basis, up to the date of such termination, and any obligation hereunder that is to continue beyond expiration or termination shall so continue pursuant to its terms. All opinions of counsel presented by the Noticing Party hereunder, and any corresponding opinions given by the other party in response, shall be deemed confidential and given solely for purposes of renegotiation and settlement of a potential dispute, and shall not be deemed disclosed so as to waive any privileges otherwise applicable to said opinions.

ARTICLE 10. INDEMNIFICATION

10.1 The P.A. Obligation to Indemnify. The P.A. hereby agrees to indemnify and hold harmless Ambergris, and its successors and assigns, and the directors, officers, agents and employees of any of the foregoing (collectively, “Ambergris Indemnified Parties”), from and against any all proceedings, judgments, obligations, losses, damages, deficiencies, settlements, assessments, charges, costs, and expenses, (including, without limitation, reasonable attorneys’ fees, paralegals’ fees, investigation expenses, court costs, interest, and penalties) arising out of or in connection with, or caused by, directly or indirectly, any or all of the following (“Indemnified Matter”) whether suit is instituted or not and, if instituted, at any trial or appellate level, and whether raised by the parties to this Agreement or any third party:

10.1.1 Any misrepresentation, breach or failure of any warranty or representation made by or on behalf of the P.A. in this Agreement or pursuant hereto.

10.1.2 Any failure or refusal by the P.A. to satisfy or perform any term, agreement, covenant, or condition of this Agreement required to be satisfied or performed by the P.A..

10.1.3 Any acts of medical malpractice committed by the P.A. or any of its Physicians.

10.1.4 Any inaccurate information furnished to Ambergris as contemplated by this Agreement.

10.2 Ambergris Obligation to Indemnify. Ambergris hereby agrees to indemnify and hold harmless the P.A., its successors and assigns and the directors, officers, agents and employees of the P.A. (collectively, the “the P.A. Indemnified Parties”) from and against any and all proceedings, judgments, obligations, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses (including without limitation, reasonable attorneys’ fees, paralegals’ fees, investigation expenses, court costs, interest and penalties) arising out of, or in connection with, or caused by, directly or indirectly, any or all of the following matters (“Indemnified Matter”) whether suit is instituted or not and, if instituted, at any trial or appellate level, and whether raised by the parties to this Agreement or any third party:

10.2.1 Any misrepresentation, breach or failure of any warranty or representation made by or on behalf of Ambergris in this Agreement or pursuant hereto; or

10.2.2 Any failure or refusal by Ambergris to satisfy or perform any term, agreement, covenant or condition of this Agreement required to be satisfied or performed by Ambergris.

10.3 Defense of Actions. Each party (“indemnifying party”) shall be solely responsible, at their expense, for litigating, defending or otherwise attempting to resolve any Proceeding against which any other party is indemnified under this Article 12 (“indemnified party”), except that: (i) the indemnified party shall have the right to participate in the defense of any such proceeding at its expense and through counsel of its choice; (ii) indemnified party may at its option, defend or otherwise attempt to resolve, any Proceeding against which any indemnified party is indemnified under this Article 12 if the indemnifying party does not promptly and diligently defend or otherwise attempt to resolve any such proceeding or if such indemnified party, in good faith, believes that the defense or resolution of such proceeding might adversely affect its relations with a patient, customer or supplier, in which event indemnifying party shall continue to be obligated to indemnify the indemnified party hereunder in connection with such Proceedings; and (iii) the indemnifying party shall not agree to any settlement without the indemnified party’s express prior written consent; provided that if indemnified party rejects a monetary settlement proposed in writing by indemnifying party, indemnifying party may elect to pay such amount to the indemnified party and, upon doing so, shall be relieved of all further obligations to defend and indemnify indemnified party with respect to that matter.

10.4 Notices and Payments. With respect to each separate matter or series of matters against which a party is indemnified under this Article 12:

10.4.1 Upon the indemnified party’s receipt of written documents pertaining to the Proceeding underlying such matter or series of matters, or, if such matter or series of matters does not involve a third party demand claim, after the indemnified party’s first learning of such matter or series of matters and the amount demanded or claimed in connection therewith, the indemnified party shall give notice to indemnifying party of such documents and information as he shall have so received.

10.4.2 After a final agreement is reached or a final Judgment is rendered (i.e., a judgment with respect to which all rights of appeal have been exhausted or time to exercise same has expired) with respect to such matter or series of matters or the amount owing by indemnifying party pursuant to this Article 12 as a result of such matter or series of matters, is otherwise determinable in whole or in part, indemnified party shall give notice to indemnifying party of the amount owing by indemnified party (“Indemnification Amount”) with respect to such matter or series of matters (“Indemnification Payment Notice”).

10.4.3 Indemnifying party shall pay the Indemnification Amount to indemnifying party (or to such Person as indemnified party instructs) within ten (10) days after the Indemnification Payment Notice was given.

ARTICLE 11. STATUS OF THE P.A.

It is expressly acknowledged by the parties hereto that the P.A. is an “independent contractor” and nothing in this Agreement is intended nor shall be construed to create an employer/employee relationship, a joint venture relationship or partnership, or landlord/tenant relationship, between Ambergris and the P.A., or to allow Ambergris to exercise control or direction over the manner or method by which the P.A. performs the services which “ are the subject matter of this Agreement; provided, always, that the services to be furnished hereunder by the P.A. shall be provided in a manner consistent with the standards governing such services and the provisions of this Agreement. At no time shall the P.A., or anyone providing services under this Agreement on the P.A.’s behalf, represent or hold himself or herself out to be an employee, agent, or servant of Ambergris or to be providing services hereunder in other than a contractual capacity. The P.A. understands and agrees that (i) the P.A. and its employees will not be treated as Ambergris’s employees for federal tax purposes, (ii) Ambergris will not withhold on behalf of the P.A. or such employees pursuant to this Agreement any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body relating to the P.A., or make available to the P.A. or its employees any of the benefits afforded to employees of Ambergris, and (iii) all of such payments, withholdings, and benefits, if any, are the sole responsibility of and shall be effected by the P.A. In the event the Internal Revenue Service or any other governmental agency should question or challenge the independent contractor status of the P.A., the parties hereto mutually agree that Ambergris and the P.A. shall have the right to participate in any discussion or negotiation occurring with such agency or agencies, irrespective of by whom such discussions or negotiations are initiated.

ARTICLE 12. MISCELLANEOUS

12.1 Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior negotiations or agreements, whether written or oral, between them with respect to the matters set forth herein.

12.2 Recitals. The Recitals at the beginning of this Agreement are true and correct, and are incorporated into this Agreement.

12.3 Binding Effect. This Agreement is binding upon and will inure to the benefit of the parties, their heirs, personal representatives, successors and assigns.

12.4 Additional Documents. Both parties hereto agree to execute in an expeditious manner all instruments in writing and to do all other things necessary to effectuate the purpose of this Agreement.

12.5 Governing Law and Venue. This Agreement will be construed and enforced in accordance with the laws of the State of West Virginia. The parties hereto waive any objection to the local, State and federal courts whose jurisdiction includes the County in West Virginia in which the Facility is located, as being the proper and convenient venue for the litigation of any matter which might arise between them relating to this Agreement.

12.6 Assignability. Inasmuch as this is an agreement for the P.A.’s and Physician’s provision of its/his personal services, the P.A. may not assign any of its rights or delegate any of its duties hereunder without Ambergris’s prior written consent, which may be withheld at its sole discretion, and any attempt to do so will be void.

12.7 Section Headings. The section headings contained in this Agreement are for convenience of reference only and will not be used for substantive purposes.

12.8 Attorneys’ Fees. In the event that either party hereto finds it necessary to employ the services of an attorney to enforce any of his/its rights hereunder, each party will be responsible for all of those costs he/it incurs including, but not limited to, attorneys’ fees and all costs incurred as a result of such enforcement action and all appeals thereof.

12.9 Severability. Should any part of this Agreement be declared invalid or unenforceable for any reason, such decision shall not affect the validity of the remainder of this Agreement, which will remain in full force and effect and enforceable in accordance with its terms.

12.10 Waiver of Breach. The waiver by either party of a breach or violation of any provision hereunder will not constitute a waiver of any prior, simultaneous, or subsequent breach of the same or any other provision hereof.

12.11 Gender and Number. Whenever the context requires, the gender of all words will include the masculine, feminine, and neuter, and the number of all words will include the singular and the plural.

12.12 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by certified mail, postage prepaid, return receipt requested or by a nationally recognized overnight courier, and shall be deemed given when so delivered personally or by facsimile, or if mailed, five (5) days after the date of mailing as follows:

If to Ambergris:	Ambergris, LLC 2000 Foundation Way, Suite 1100 Martinsburg, West Virginia Attention: Daniel E. Dosoretz, M.D.

If to the P.A.:	Katin Radiation Therapy, P.A. 2234 Colonial Boulevard Fort Myers, Florida 33907 Attention: David Koeninger

With a copy to:	Garfunkel, Wild & Travis, P.C. 111 Great Neck Road, Suite 503 Great Neck, New York 11021 Attention: Norton L. Travis, Esq.

12.13 Amendment. This Agreement may be amended only by a writing signed by both parties.

12.14 Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, but all of which taken together will constitute one and the same instrument.

12.15 Independent Judgment. Nothing in this Agreement will be construed or applied in any manner so as to relieve Physician of or interfere with or impede Physician’s legal and ethical obligations to exercise his independent medical judgment, serve as an advocate for each Patient, and take such actions as are in the best interests of each Patient.

12.16 No Breach. Ambergris and the P.A. each warrants and represents to the other that entering into this Agreement will not cause that party to breach any contract, agreement, understanding or other commitment to which it is a party, third party beneficiary, or third party obligor.

12.17 Construction. Nothing in this Agreement will be construed against one party as the drafter, proponent, or maker thereof. This Agreement will be construed with an irrefutable presumption that all of its terms were negotiated between and drafted by both Ambergris and the P.A.

12.18 Special Medicare Rules. Since the value or cost of services provided under this Agreement may be Ten Thousand Dollars ($10,000) or more within a twelve (12) month period, the P.A. agrees to comply with the Access to Books, Documents and Records of Subcontractors provision of Section 952 of the Omnibus Budget Reconciliation Act of 1980 (PL96-499) and 42 C.F.R. Part 420, Subpart D, Section 420.300, et. seq. In accordance with these provisions, the P.A. shall, upon proper written notice, allow the Comptroller General of the United States, the Secretary of Health and Human Services, and their duly authorized representatives access to this Agreement and to the P.A.’s books, documents and records necessary to certify the nature and extent of costs of Medicare reimbursable services provided under this agreement. Such access shall be allowed, upon request, until the expiration of four (4) years after the Medicare reimbursable services are furnished pursuant to this Agreement. If the P.A. carries out any of the duties of this agreement through a subcontract with a related party with a value or cost of Ten Thousand Dollars ($10,000) or more over a twelve (12) month period, said subcontract shall contain a clause which requires a subcontractor to comply with the above statutes and regulations.

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IN WITNESS WHEREOF, the parties hereunto have executed this Agreement to be executed the day and year first above written.

AMBERGRIS, LLC

By:	/s/ Daniel E. Dosoretz
Name: Title:	Daniel E. Dosoretz Manager
KATIN RADIATION THERAPY, P.A.

By:	/s/ David M. Koeninger
Name: Title:	David M. Koeninger CFO

Exhibit 10.2

EXECUTION COPY

SCHEDULE A

Facilities

City Hospital

Martinsburg, West Virginia

Jefferson Hospital